Exhibit 10.1	Press Release

January 11, 2010

Patient Portal Technologies, Inc. Finalizes Sale of Equipment Business Unit

Baldwinsville, NY, January 11, 2010 - Patient Portal Technologies, Inc. (OTCBB: PPRG) announced today that closed January 8th on the sale of its hospital equipment business unit to a former executive of the Company, Tom Brunskole, for $820,000. The transaction included the sale of the name TB&A as well as certain inventory and hospital equipment purchase contracts. The sale price included cash as well as the assumption of certain debt and obligations of the Company. The sale is expected to have an ongoing favorable impact on the Company’s future operating profits.

According to Kevin Kelly, CEO, “The healthcare industry is in the midst of dramatic change that is redefining the way hospital facilities impact patient satisfaction. This is an ideal time to complete this transaction as we aggressively pursue our Total Satisfaction platform which includes the expansion of our core high impact and high margin services. This transaction allows us to free up additional resources to support our goal of being the number one provider of patient centric services in healthcare.”

As part of the transaction both Companies will continue share space and facilities in Amherst New York. Patient Portal also executed a joint marketing services agreement which will allow the Company to continue to provide hospital television equipment to its customers under favorable market terms and it is retaining its technical support capabilities.

About Patient Portal
Patient Portal is the nation’s first total satisfaction company, committed to helping our hospital partners achieve the highest patient satisfaction scores in healthcare. We accomplish this by providing a broad array of patient-centric, non-medical services which are delivered before, during and after a hospital stay.  The Company utilizes its proprietary technology and employee staffed 24/7 Call Center to leverage a hospital’s existing infrastructure to connect patients and their families to a whole suite of services that focus on education, safety, entertainment, comfort and enhanced communication. The end result is greater and total satisfaction: a more informed and pleasant experience for the patient and their families, a more productive and satisfied medical staff and a more marketable and profitable healthcare facility. Patient Portal currently services over 60 hospitals nationwide, and actively engages with patients over three million times a year.

To view the website and obtain Company information go to http://www.patientportal.com.
Patient Portal Investor Relations Contact:
          Vanessa Loysen
          Patient Portal Investor Relations
          (315)638-6708